EXHIBIT 2

MERGER PARTNER

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (this “Agreement”), dated as of October 6, 2009, is by and among Golf Trust of America, Inc., a Maryland corporation (“Public Company”), Pernix Therapeutics, Inc., a Louisiana corporation (“Merger Partner”), and the undersigned stockholder (“Stockholder”) of Merger Partner.

WHEREAS, concurrently with the execution and delivery of this Agreement, Public Company, GTA Acquisition, LLC, a Louisiana limited liability company and a wholly owned subsidiary of Public Company (the “Transitory Subsidiary”), and Merger Partner have entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Partner into Transitory Subsidiary in accordance with the terms of the Merger Agreement;

WHEREAS, Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of common stock of Merger Partner as is indicated on the signature page of this Agreement; and

WHEREAS, in consideration of the execution and delivery of the Merger Agreement by Public Company and the Transitory Subsidiary, Stockholder desires to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, intending to be legally bound, the parties hereto hereby agree as follows:

1.

Certain Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership.

“Merger Partner Shares” means (i) all shares of capital stock of Merger Partner owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional shares of capital stock of Merger Partner acquired by Stockholder, beneficially or of record, from the date of this Agreement and expiring on the Expiration Date (as such term is defined in Section 8 below).

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security

(including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2.

Transfer Restrictions with Respect to the Merger Partner Shares.

a.

At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not, except in connection with the Merger, Transfer any of the Merger Partner Shares, or discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement with respect thereto.  Notwithstanding the immediately preceding sentence, the foregoing restrictions shall not apply to any Transfer of Merger Partner Shares to any beneficiary of Stockholder pursuant to will, intestacy or other testamentary document or applicable laws of descent in the event of the death of Stockholder, provided that Stockholder’s heir or heirs thereof shall have executed and delivered a counterpart of this Agreement.

b.

Stockholder understands and agrees that if Stockholder attempts to Transfer any of the Merger Partner Shares other than in compliance with this Agreement, Merger Partner shall not, and Stockholder hereby unconditionally and irrevocably instructs Merger Partner to not, (i) permit any such Transfer on its books and records or (ii) issue a new certificate representing any of the Merger Partner Shares, unless and until Stockholder shall have complied with the terms of this Agreement.

3.

Lock-Up with Respect to Public Company Common Stock.

a.

Initial Lock-Up Period.  Stockholder shall not during the period commencing upon the Effective Time and ending on the first anniversary of the filing of the Post-Merger 8-K with the SEC or such earlier period as may be determined by Public Company Board pursuant to Section 4 below (the “Initial Lock-Up Period”), Transfer any shares of Public Company Common Stock received in exchange for his Merger Partner Shares pursuant to the Merger.  During each of the three years following the Initial Lock-Up Period, Stockholder shall not Transfer more than one-third of the aggregate number of  shares of Public Company Common Stock received in exchange for his Merger Partner Shares.

b.

Additional Restrictions.  The restrictions on Transfer set forth in this Agreement shall be in addition to any restrictions on Transfer under any federal and state securities laws, including, without limitation, Rule 144 of the Securities Act of 1933.  Additionally, the restrictions set forth in this Section 3 shall not apply to Transfers to any beneficiary of the Stockholder pursuant to will, intestacy or other testamentary document or applicable laws of descent in the event of the death of Stockholder, provided that Stockholder’s heir or heirs thereof  shall have executed and delivered a counterpart of this Agreement.

c.

Right to Decline Transfer.  Public Company is hereby authorized to disclose the existence of this Agreement to its transfer agent and registrar. Stockholder also agrees and consents to (i) the entry of stop transfer instructions with Public Company’s transfer agent and registrar against the Transfer of Stockholder’s shares of Public Company Common Stock received in exchange for his Merger Partner Shares pursuant to the Merger except in compliance with the foregoing restrictions and (ii) the imprint of a legend on any certificate representing Stockholder’s shares of Public Company Common Stock received in exchange for his Merger Partner Shares pursuant to the Merger describing the restrictions contained herein.  In the case of any shares of Public Company Common Stock received in exchange for his Merger Partner Shares pursuant to the Merger for which Stockholder is the beneficial but not the record holder, Stockholder agrees to cause the record holder to comply with the foregoing provisions of this Section 3(c).

4.

Legal Opinion.  Notwithstanding anything to the contrary contained in Section 3, in the event Public Company Board receives an opinion of counsel at any time following the Effective Time from such law firm and in such form as Public Company Board, in its sole and absolute discretion, deems satisfactory, opining that Public Company is not, and has not previously been, a “shell company” (as defined in Rule 405 of the Securities Act of 1933), and that Rule 144 of the Securities Act of 1933 is available for the resale of Public Company Common Stock, the Initial Lock-Up Period shall, without any further action on the part of any party to this Agreement, commence upon the Effective Time and end on the date on which the legal opinion indicates the shares of Public Company Common Stock received in exchange for Stockholder’s Merger Partner Shares pursuant to the Merger may be transferred without registration under the Securities Act of 1933 pursuant to Rule 144 thereof.  Promptly following its determination that such legal opinion is satisfactory, Public Company shall notify Stockholder of the modification to the Initial Lock-Up Period pursuant to this Section 4.

5.

Action in Stockholder Capacity Only. Stockholder makes no agreement or understanding herein as a director or officer of Merger Partner. Stockholder signs solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Merger Partner Shares, and nothing herein shall limit or affect any actions taken in Stockholder’s capacity as an officer or director of Merger Partner.

6.

Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Public Company as follows:

a.

(i) Stockholder is the beneficial or record owner of the shares of capital stock of Merger Partner indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances; (ii) Stockholder does not beneficially own any securities of Merger Partner other than the shares of capital stock set forth on the signature page of this Agreement; (iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement; and (iv) this Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms.

Stockholder agrees to notify Public Company promptly of any additional shares of capital stock of Merger Partner of which Stockholder becomes the beneficial owner after the date of this Agreement.

b.

The execution and delivery of this Agreement and the performance by Stockholder of his, her or its agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Stockholder is a party or by which Stockholder (or any of his, her or its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Stockholder’s ability to perform his obligations under this Agreement or render inaccurate any of the representations made by Stockholder herein.

c.

Except as disclosed pursuant to the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Public Company, the Transitory Subsidiary or Merger Partner in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

d.

Stockholder understands and acknowledges that Public Company, the Transitory Subsidiary and Merger Partner are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

7.

Confidentiality. Stockholder recognizes that successful consummation of the Merger may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, and so that Public Company may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD promulgated under the Securities Exchange Act of 1934, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Public Company and Merger Partner, except for disclosures Stockholder’s counsel advises are required by applicable law, in which case Stockholder shall give notice of such disclosure to Public Company and Merger Partner as promptly as practicable so as to enable Public Company and Merger Partner to seek a protective order from a court of competent jurisdiction with respect thereto.

8.

Termination. This Agreement, other than Sections 3, 4 and 9 hereof, shall terminate and be of no further force or effect whatsoever as of the earlier of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article IX thereof or (b) the Effective Time (the “Expiration Date”). Notwithstanding anything in this Agreement to the contrary, Sections 3, 4 and 9 hereof shall remain in full force and effect following the Effective Time for the time periods provided in Sections 3 and 4.

9.

Miscellaneous Provisions.

a.

Amendments, Modifications and Waivers. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any waiver of any term or condition hereof shall be valid only if set forth in a written instrument signed on behalf of such party. Such waiver shall not be deemed to apply to any term or condition other than that which is specified in such waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

b.

Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

c.

Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Louisiana without giving effect to any choice or conflict of law provision or rule (whether of the State of Louisiana or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Louisiana.

d.

Submission to Jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the State of Louisiana in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in a court located in Louisiana, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other jurisdiction. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section  9(m) hereof. Nothing in this Section 9(d), however, shall affect the right of any party to serve legal process in any other manner permitted by law.

e.

WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

f.

Indemnification; Attorneys’ Fees. Stockholder agrees to defend, protect, indemnify and hold harmless Merger Partner, Public Company, and their respective affiliates, parents, directors, officers, employees, representatives and agents, and each of them, for, from and against any and all Losses (as defined below), including third party claims, arising out of, caused by, relating to, resulting from or in connection with, a breach by Stockholder of the terms of this Agreement.  “Loss” means any liability, claim, demand, damage, loss, fine, penalty, cause of action, suit or cost, of any kind or description, including, but not limited to, judgments, liens, expenses (including, but not limited to, court costs and attorneys’ fees) and amounts agreed upon in settlement.

g.

Assignment and Successors. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of law or otherwise without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9(g) shall be null and void.

h.

No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, or to otherwise create any third-party beneficiary hereto.

i.

Cooperation. Stockholder agrees to cooperate fully with Public Company and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Public Company to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement.

j.

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

k.

Specific Performance; Injunctive Relief. The parties hereto acknowledge that Public Company and Merger Partner shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth in this Agreement. Stockholder accordingly agrees that, in addition to any other remedies that may be available to Public Company or Merger Partner, as applicable upon any such violation, such party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity without posting any bond or other undertaking.

l.

Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as follows: (A) if to Public Company or Merger Partner, to the address provided in the Merger Agreement, including to the persons designated therein to receive copies, and (B) if to Stockholder, to Stockholder’s address shown below Stockholder’s signature on the signature page hereof.

m.

Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement of amendments thereto and of signature pages by facsimile transmission or by email transmission in portable document format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by email transmission in portable document format, or similar format, shall be deemed to be their original signatures for all purposes.

n.

Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

o.

Legal Representation. The parties have participated jointly in the negotiation and drafting of this Agreement.  No provision of this Agreement will be interpreted for or against any party because his or its legal representative drafted the provision.

(Signature page(s) follows)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

GOLF TRUST OF AMERICA, INC.

STOCKHOLDER:

/s/ Michael C. Pearce

/s/ James E. Smith, Jr.

Name:

Michael C. Pearce

Name: James E. Smith Jr.

Title:

Chief Executive Officer and

Chairman of the Board of Directors

Address:

PERNIX THERAPEUTICS, INC.

1838 Fern St.

New Orleans, LA 70118

/s/ Cooper C. Collins

Name:

Cooper C. Collins

Title:

President

Telephone:  (    )      -

Facsimile:   (    )      -

E-Mail Address:

Shares Beneficially Owned by

Stockholder:

50 Merger Partner Shares